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                        UNITED STATES               OMB APPROVAL
             SECURITIES AND EXCHANGE COMMISSION     OMB NUMBER: 3235-0058
                    Washington, D.C. 20549          Expires: May 31, 1997
                                                    Estimated average burden
                         FORM 12b-25                hours per response....2.50


                                                    SEC File Number   0-26742
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                                                    CUSIP Number    36229 H 10 2
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                          NOTIFICATION OF LATE FILING

(Check One):
[ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [X] Form 10-Q   [ ] Form N-SAR

    For Period Ended:               June 30, 1997
                      --------------------------------------------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
                                     -----------------------------------------

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                       PART I -- REGISTRANT INFORMATION

                              GT BICYCLES, INC.
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Full Name of Registrant


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Former Name if Applicable

                              2001 EAST DYER ROAD
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Address of Principal Executive Office (Street and Number)

                          SANTA ANA, CALIFORNIA 92705
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City, State and Zip Code

                       PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]        (a)     The reasons described in reasonable detail in Part
                            III of this form could not be eliminated without unreasonable effort or expense;

         [X]        (b)     The subject annual report, semi-annual report,
                            transition report on Form 10-K, Form 20-F, Form
                            11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                             PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

                                                 (ATTACH EXTRA SHEETS IF NEEDED)

                                                              SEC 1344 (11/91)
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PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification:

                        Charles Cimitile                       (714) 481-3737
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(2)     Have all other period reports required under Section 13 or 15(d) of the
        Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If
        the answer is no, identify report(s).      [X]  Yes      [ ]   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
        portion thereof:      [ ]  Yes       [X]  No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               GT BICYCLES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 14, 1997                   By:   /s/  Charles Cimitile
       ------------------------              --------------------------------
                                             Charles Cimitile, Vice President
                                             and Chief Financial Officer

INSTRUCTION: The firm may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

                 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
          CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission Files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

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FORM 12b-25


GT BICYCLES, INC.
   (Supplement)


PART III - NARRATIVE SUMMARY

         The Company's Quarterly Report on Form 10-Q for the year ended June 30, 1997 could not be filed within the prescribed time period because the Company was unable, without unreasonable effort or expense, to finalize its quarterly financial data.

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